SouthWest Water Stockholders Approve Merger Agreement

LOS ANGELES, August 6, 2010– SouthWest Water Company (Nasdaq:SWWC) today announced that at its annual stockholders meeting held earlier today, the stockholders voted in favor of the merger agreement dated as of March 2, 2010, whereby institutional investors advised by J.P. Morgan Asset Management and Water Asset Management, LLC have agreed to acquire the company. The stockholders also elected all of the nominees for director and ratified the selection of PricewaterhouseCoopers LLP as the company’s independent public accountants for the fiscal year ending December 31, 2010.

The company also announced that it received regulatory approval from the state of Oklahoma for the proposed merger and that California is now the sole remaining state approval needed.

About SouthWest Water

SouthWest Water Company provides a broad range of operations, maintenance and management services, including water production, treatment and distribution; wastewater collection and treatment; customer service; and utility infrastructure construction management. The company owns regulated public utilities and also serves cities, utility districts and private companies under contract. More than a million people in nine states depend on SouthWest Water for high-quality, reliable service. Additional information may be found on the company’s website: www.swwc.com.

For Further Information:

CONTACT: DeLise Keim

                VP Corporate Communications

                213.929.1846

SouthWest Water Company

624 S. Grand Ave., Suite 2900

Los Angeles, CA 90017

www.swwc.com

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